EXHIBIT 10.57

AMENDMENT TO THE AMENDED AND RESTATED
ASHLAND INC. SUPPLEMENTAL EARLY
RETIREMENT PLAN FOR CERTAIN EMPLOYEES

WHEREAS, Ashland Inc. (“Ashland”), maintains the Amended and Restated Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (the “Plan”) for the benefit of employees eligible to participate therein; and
WHEREAS, Ashland is the sponsor of the Plan; and
WHEREAS, pursuant to Article IV, Section 5, of the Charter of the Personnel and Compensation Committee of the Board of Directors of Ashland Inc., said Personnel and Compensation Committee (the “Committee”) has retained authority to amend or transfer any of the benefit plans of Ashland and its subsidiaries and affiliates that are more than 50% owned by Ashland; and
WHEREAS, the Committee has approved the transfer of the sponsorship of the Plan from Ashland to Valvoline LLC; and
WHEREAS, the Chief Financial Officer of Ashland Inc. has been delegated the authority by the Committee to prepare and execute any and all amendments necessary to give effect to this decision of the Committee.
NOW, THEREFORE, BE IT RESOLVED, the Plan is amended, effective September 1, 2016, as follows:

I.	The following sentence is added to Section 1.01 of the Plan:
“In accordance with a corporate reorganization, effective as of September 1, 2016, sponsorship of the Plan was transferred from Ashland Inc. to Valvoline LLC (“Valvoline”).”

II.	All references in the Plan to “Ashland” and “Ashland Inc.” after Section 1.01 are hereinafter changed to “Valvoline” and “Valvoline LLC” respectively.

III.	In all other respects the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Chief Financial Officer has caused this amendment to the Plan to be executed this __________ day of                 , 2016.

/s/ J. Kevin Willis
By:
Chief Financial Officer, Ashland Inc.